Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-84904) of Kyocera Corporation and Form S-8 (No. 333-00890) of AVX Corporation, of our report dated June 29, 2007 with respect to the financial statements of AVX Corporation Retirement Plan as of December 31, 2006 and 2005, and the related supplemental schedules as of and for the year ended December 31, 2006, which appears in the December 31, 2006 annual report on Form 11-K of AVX Corporation Retirement Plan.

/s/ GRANT THORNTON LLP

Columbia, SC
June 29, 2007